EXHIBIT 99.1

Standard Parking Corporation Reports 2007 Fourth Quarter and Full Year Exceeding Guidance; Pre-Tax Income Per Share Up 37 Percent and 45 Percent Respectively

Expects Strong 2008

CHICAGO, March 12, 2008 (PRIME NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), one of the nation's largest providers of parking management services, today announced that pre-tax income for the fourth quarter of 2007 increased 28% to $7.8 million, or $0.41 per share, as compared with $6.1 million, or $0.30 per share, in the fourth quarter of 2006. For the full year, pre-tax income increased 37% to $28.6 million, or $1.48 per share, in 2007 as compared with $20.9 million, or $1.02 per share, in 2006. Net income was $5.0 million for the fourth quarter and $17.4 million for the full year 2007 as compared with $23.1 million and $35.8 million in the comparable periods of 2006. Net income in 2006 included a net $17.8 million income tax benefit in the fourth quarter related to a reduction in the valuation allowance for deferred tax assets. Full year 2007 earnings per share of $0.90 significantly exceeded the Company's most recent guidance of $0.83 to $0.85.

 2007 Highlights

 --  Revenue (excluding reimbursed management contract expense) and gross profit growth of 3% and 13%, respectively

 --  Operating income up 23%

 --  45% increase in pre-tax income per share

 --  Free cash flow of $32.1 million, or $1.66 per share, a per share increase of 28%

 --  Completed $22.1 million of share repurchases

 --  Board authorized 2-for-1 stock split in the form of a 100% stock dividend effective January 18, 2008 (all per share numbers in this release are split adjusted)

 --  Completed four acquisitions

 2008 Guidance

 --  Earnings per share expected to be in the range of $0.90 - $0.95, using a 41% effective tax rate, reflects the impact of the following:

     -    Board approved long-term restricted stock unit grant for
          senior management to align interests with shareholders
          ($0.04 EPS impact in 2008)

     -    Amortization of acquired assets ($0.04 EPS impact in 2008)

 --  Pro forma earnings per share of $1.04 (see attached Appendix for reconciling items)

 --  Free cash flow expected to be in the range of $27 million - $30 million, with expected capital expenditures of $5 million
     (excluding acquisitions) and cash taxes expected to increase by
     $3.5 million to 16% from 4% in 2007

 --  Ongoing Board authorization to repurchase up to an additional
     $22.9 million of common stock

Commentary

James A. Wilhelm, President and Chief Executive Officer, said, "We had another outstanding year in 2007. Consistent with our message regarding diversification, our results were driven by strong performance across the board. All vertical markets, from institutional to office to airport to commercial to residential, are contributing to our positive business results.

"We completed four acquisitions during the year and one more in January 2008, which have enabled us to leverage our infrastructure in Chicago, Los Angeles and Honolulu. Based on the 2008 budgets developed for the acquired companies, we are on track to realize a purchase multiple in our desired range of 4 to 6 times EBITDA, and expect these acquisitions to be accretive to earnings in 2008.

"Our location retention statistic, which had dipped slightly during the earlier part of the year, recovered to 91% for the twelve months ending December 31, 2007, which is comparable to 2006. We also grew gross profit at same locations and added new contracts throughout all areas of the business.

"We continue to see the benefits of our risk management focus on preventing and managing the costs of claims. Consequently, the 2007 results were bolstered by a $2.8 million favorable change in insurance loss experience reserve estimates related to prior years.

"Over the last several quarters, we have talked about certain IT initiatives that will help us improve back-office efficiency and move us closer to our goal of driving general and administrative expenses as a percent of gross profit to a ratio at or below 50%. We are now poised to roll-out three of these applications in multiple phases throughout 2008 and 2009, which will enhance our ability to manage billing of monthly parkers, scheduling and timekeeping of our workforce of over 12,000 people, and our processing for purchasing and accounts payable. We expect to realize cost efficiencies from these new technology solutions starting in 2009 as we complete the roll-out.

"Finally, I am delighted to announce that our Board has approved a grant of 750,000 restricted stock units for senior management. This is a twelve year plan that will vest ratably over years ten, eleven and twelve. This additional investment in our management team will promote long-term retention and further align its interests with those of our shareholders."

Fourth Quarter Operating Results

Revenue for the fourth quarter, excluding reimbursed management contract expense, increased by 10%, to $72.2 million from $65.7 million in the year ago period, due primarily to a 24% growth in management contract revenue.

Gross profit in the quarter increased by 19% to $22.7 million from $19.1 million a year ago. The fourth quarter of 2007 benefited from a $0.9 million favorable change in insurance loss experience reserve estimates relating to prior years. In the fourth quarter of 2006 there was no significant change in prior year loss reserve estimates. The change in the loss experience accounted for 5% of the 19% increase in gross profit over the same period in 2006.

General and administrative ("G&A") expenses increased by 17% to $11.8 million from $10.1 million in the year earlier quarter. While general and administrative expenses on a quarterly basis were relatively consistent throughout the first three quarters of 2007, the fourth quarter was higher due to general and administrative expenses from acquired businesses as well as higher professional fees. Resulting operating income for the fourth quarter of 2007 increased by 23% to $9.5 million from $7.7 million in the fourth quarter of 2006.

The Company generated $9.7 million of free cash flow in the fourth quarter of 2007 as compared to $6.3 million in the year ago period. The significant fourth quarter growth in free cash flow was driven in part by certain working capital movements that generated $3.0 million in free cash flow and which are expected to reverse themselves over the course of the next several months. Free cash flow in the fourth quarter of 2007 was used to repurchase $7.1 million of common stock, make payments of $0.4 million related to acquisitions and repay debt of $0.6 million. Net interest expense for the fourth quarter remained flat at $1.6 million year to year as the decrease in interest rates was offset by an increase in average borrowings under the senior credit agreement to fund the acquisitions.

Pre-tax income increased to $7.8 million, or $0.41 per share, in the fourth quarter of 2007 from $6.1 million, or $0.30 per share, in the prior year fourth quarter, an increase of 37% on a per-share basis.

Earnings per share for the fourth quarter of 2007 was $0.27 as compared with $1.14 in the 2006 fourth quarter. In the fourth quarter of 2006, however, the Company had recognized a net $17.8 million income tax benefit, equivalent to $0.88 per share, due to a net reduction in its valuation allowance for deferred tax assets. Excluding the $0.88 per share income tax benefit, earnings per share for the 2006 fourth quarter reflects an implied effective tax rate of 14%, while the 2007 fourth quarter was based on an effective tax rate of 35%. Cash taxes were under 5% in 2006 and 2007. The actual effective tax rate in the fourth quarter of 2007 was lower than the 39% full year 2007 effective tax rate due to the utilization of tax credits.

Recent Developments

New agreements in the 2007 fourth quarter include:

 --  Parking operations at Yankee Stadium in New York City. The
     Company was awarded a multi-year contract to provide parking management, valet and special-event services at ten existing parking facilities as well as three additional garages expected to be built by 2010.

 --  Expansion of the Company's relationship with the New Jersey
     Transit Authority to manage parking at four additional transit facilities as well as provide enforcement services at another four commuter parking facilities.

 --  A contract award from Alatus Partners to manage and staff Alatus'
     parking operation in Minneapolis. The total parking operation is comprised of over 4,300 spaces in four garages and two surface lots.

 --  Expansion of the Company's relationship with General Growth
     Properties with the award of a contract to manage the parking operation at the Gallery at Harborplace in the heart of
     Baltimore's Inner Harbor.

Full Year 2007 Results

2007 revenue, excluding reimbursed management contract expense, increased 3% to $267.5 million from $259.9 million in 2006.

Gross profit in 2007 grew by 13% to $85.7 million from $75.9 million in the year earlier period. Contributing to the increase was a $0.6 million gain related to the sale of a contract right in 2007 as well as the positive impact of a $2.8 million favorable change in insurance loss experience reserve estimates relating to prior years that was recognized during 2007 versus a $0.4 million unfavorable change in insurance loss experience reserves relating to prior years recognized in 2006.

General and administrative expenses for the year increased 9% to $44.8 million from $41.2 million in 2006. Nevertheless, general and administrative expenses as a percent of gross profit decreased to 52.3% in 2007 from 54.4% a year ago.

Depreciation and amortization expense in 2007 was $5.3 million, $0.3 million less than 2006 as the amortization of acquired contracts was more than offset by a reduction in depreciation expense as more assets became fully depreciated. Operating income grew 23% to $35.5 million in 2007 from $29.0 million in 2006.

Total debt at the end of 2007 was $80.4 million, a decrease of $5.3 million during the year. Net interest expense decreased $1.3 million from 2006 to 2007 due primarily to lower applicable interest rates under a new Senior Credit Agreement and the repayment of the 9.25% Senior Subordinated Notes in July 2006. Consequently, pre-tax income increased 37% to $28.6 million or $1.48 per share in 2007, from $20.9 million or $1.02 per share in 2006, an increase of 45% on a per-share basis.

Earnings per share for the full year 2007 was $0.90 as compared with $1.75 for 2006. This 2007 result exceeds the Company's original guidance of $0.70 - $0.75 by over 20%. In 2006, the Company recognized a net $17.8 million income tax benefit, equivalent to $0.87 per share, by reason of a net reduction in its valuation allowance for deferred tax assets. Excluding this $0.87 per share income tax benefit, the $1.75 earnings per share for 2006 reflects an implied effective tax rate of 14%, while the 2007 full year was based on an effective tax rate of 39%. Cash taxes were under 5% in 2006 and 2007. In 2008, the Company expects its effective tax rate to be approximately 41% as compared with 39% in 2007.

Free cash flow of $32.1 million was generated in 2007, an increase of $5.5 million over 2006. Free cash flow generated in 2007 was used to fund acquisitions, repurchase common stock and repay debt. As of December 31, 2007, the Company expended $22.1 million of a total $45 million ongoing authorization on its stock repurchase program. Free cash flow per share was $1.66 in 2007 as compared with $1.30 in 2006, an increase of 28%.

Financial Outlook

2008 earnings per share is expected to be in the range of $0.90 - $0.95, an increase of up to 6% over 2007. Significant fluctuations in the Company's effective tax rate, as well as several atypically large items, have impacted reported earnings per share over the past three years, some of which are expected to continue to affect 2008 earnings per share. The accompanying Appendix illustrates pro forma adjustments to earnings per share in order to give investors a better understanding of how the majority shareholder and Board of Directors view the Company's financial performance over this time period. On a pro forma basis, 2008 earnings per share is $1.04, a 25% increase over pro forma 2007 earnings per share of $0.83.

These guidance estimates assume 18.6 million weighted average diluted shares and do not include the impact of any new mergers or acquisitions that may be completed in the remainder of 2008. Also excluded from the guidance range are any insurance proceeds that may be received in 2008 related to the Company's claim for business interruption losses resulting from Hurricane Katrina.

Due to its expected strong growth and limitations on the use of NOLs in any one year, the Company expects its 2008 cash tax rate to be approximately 16% as compared with 4% in 2007, resulting in an expected increase in cash taxes of $3.5 million. Additionally, certain working capital movements that generated $3.0 million in free cash flow in 2007 are expected to reverse in 2008. As a result, free cash flow is expected to be in the range of $27 million to $30 million this year. The Company's priorities for the use of free cash flow remain:

        --  Fund growth opportunities, including acquisitions
        --  Return value to shareholders
        --  Maintain appropriate debt levels

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 am (CST) on Thursday, March 13, 2008, and will be available live and in replay to all analysts/investors through a webcast service. To listen to the live call, individuals are directed to the Company's investor relations page at www.standardparking.com or www.earnings.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on either website and can be accessed for 30 days after the call.

Standard Parking is a leading national provider of parking facility management services. The Company provides on-site management services at multi-level and surface parking facilities for all major markets of the parking industry. The Company manages approximately 2,100 facilities, containing over one million parking spaces in more than 330 cities across the United States and Canada, including parking-related and shuttle bus operations serving approximately 60 airports.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this report. Standard Parking's annual reports filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

DISCLOSURE NOTICE: The information contained in this document is as of March 12, 2008. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and the tables contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases in connection with any discussion of future operating or financial performance. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to the operations and business environment, all of which are difficult to predict and many of which are beyond management's control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from forward-looking statements: the loss, or renewal on less favorable terms, of management contracts and leases; our ability to form and maintain relationships with large real estate owners, managers and developers; integration of future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; our ability to renew our insurance policies on acceptable terms, the extent to which our clients choose to obtain insurance coverage through us and our ability to successfully manage self-insured losses; our indebtedness could adversely affect our financial health; availability, terms and deployment of capital; the ability of our majority shareholder to control our major corporate decisions and a majority of our directors are not considered "independent"; the ability to obtain performance bonds on acceptable terms to guarantee our performance under certain contracts; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; changes in federal and state regulations including those affecting airports, parking lots at airports or automobile use; the loss of key employees; changes in general economic and business conditions or demographic trends; and development of new, competitive parking-related services. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Reports on Form 10-K and in its periodic reports on Forms 10-Q and 8-K.

                            STANDARD PARKING CORPORATION
                             CONSOLIDATED BALANCE SHEETS
                 (in thousands, except for share and per share data)

                                                   December 31
                                              ----------------------
                                                 2007        2006
                                              ---------    ---------
                   ASSETS

 Current assets:
  Cash and cash equivalents                   $   8,466    $   8,058
  Notes and accounts receivable, net             42,706       40,003
  Prepaid expenses and supplies                   2,765        2,221
  Deferred taxes                                  6,247        8,290
                                              ---------    ---------
   Total current assets                          60,184       58,572

 Leasehold improvements, equipment and
  construction in progress, net                  15,695       15,561

 Other assets:
  Advances and deposits                           1,382        1,493
  Long-term receivables, net                      4,854        5,131
  Intangible and other assets, net                4,350        3,105
  Cost of contracts, net                          7,688        1,341
  Goodwill                                      119,890      119,078
  Deferred taxes                                  1,345        8,247
                                              ---------    ---------
                                                139,509      138,395
                                              ---------    ---------
   Total assets                               $ 215,388    $ 212,528
                                              =========    =========
    LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:
  Accounts payable                            $  42,941    $  33,167
  Accrued and other current liabilities          33,195       29,087
  Current portion of long-term borrowings         1,938        2,766
                                              ---------    ---------
   Total current liabilities                     78,074       65,020

 Long-term borrowings, excluding current
  portion                                        78,425       82,899
 Other long-term liabilities                     19,550       23,356

 Stockholders' equity (1):
  Common stock, par value $.001 per share;
   21,300,000 shares authorized; 18,371,308
   and 19,243,598 shares issued and
   outstanding as of December 31, 2007, and
   2006, respectively                                18           19
  Additional paid-in capital                    150,520      169,624
  Accumulated other comprehensive income            482          139
  Treasury stock, at cost, 48,474 and
   32,200 shares as of December 31, 2007
   and 2006, respectively                        (1,172)        (647)
  Accumulated deficit                          (110,509)    (127,882)
                                              ---------    ---------
   Total stockholders' equity                    39,339       41,253
                                              ---------    ---------
   Total liabilities and stockholders'
    equity                                    $ 215,388    $ 212,528
                                              =========    =========

 (1)  Adjusted to reflect the effect of the 2-for-1 stock split in
      January 2008.

                           STANDARD PARKING CORPORATION
                         CONSOLIDATED STATEMENTS OF INCOME
                 (in thousands, except for share and per share data)

                       Three Months Ended       Twelve Months Ended
                    ------------------------  ------------------------
                    December 31, December 31, December 31, December 31,
                        2007         2006        2007         2006
                    -----------  -----------  -----------  -----------
 Parking services
  revenue:
  Lease contracts       $37,959      $38,105     $145,327     $153,336
  Management
   contracts             34,245       27,555      122,130      106,554
                    -----------  -----------  -----------  -----------
                         72,204       65,660      267,457      259,890
 Reimbursed
  management contract
  expense                93,530       88,203      356,782      346,055
                    -----------  -----------  -----------  -----------
 Total revenue          165,734      153,863      624,239      605,945

 Costs and expenses:
 Cost of parking
  services:
  Lease contracts        34,098       34,612      129,550      139,043
  Management
   contracts             15,439       11,997       52,244       44,990
                    -----------  -----------  -----------  -----------
                         49,537       46,609      181,794      184,033
 Reimbursed
  management
  contract expense       93,530       88,203      356,782      346,055
                    -----------  -----------  -----------  -----------
 Total cost of
  parking services      143,067      134,812      538,576      530,088

 Gross profit:
  Lease contracts         3,861        3,493       15,777       14,293
  Management
   contracts             18,806       15,558       69,886       61,564
                    -----------  -----------  -----------  -----------
 Total gross profit      22,667       19,051       85,663       75,857

 General and
  administrative
  expenses               11,782       10,101       44,796       41,228
 Depreciation and
  amortization            1,418        1,230        5,335        5,638
                    -----------  -----------  -----------  -----------
 Operating income         9,467        7,720       35,532       28,991

 Other expenses
  (income):
  Interest expense        1,744        1,755        7,056        8,296
  Interest income          (117)        (173)        (610)        (552)
                    -----------  -----------  -----------  -----------
                          1,627        1,582        6,446        7,744
 Minority interest           88           65          446          376
                    -----------  -----------  -----------  -----------

 Income before income
  taxes                   7,752        6,073       28,640       20,871
 Income tax expense
  (benefit)               2,741      (16,981)      11,267      (14,880)
                    -----------  -----------  -----------  -----------
 Net income              $5,011      $23,054      $17,373      $35,751
                    ===========  ===========  ===========  ===========

 Common Stock Data
  (1):
 Net income per
  common share:
  Basic                   $0.27        $1.17        $0.92        $1.79
  Diluted                 $0.27        $1.14        $0.90        $1.75
 Weighted average
  common shares
  outstanding:
  Basic              18,468,803   19,715,756   18,831,667   19,967,286
  Diluted            18,901,321   20,245,616   19,289,076   20,492,520

 (1) Share and per share amounts have been retroactively adjusted for the effect of the 2-for-1 stock split in January 2008.

                            STANDARD PARKING CORPORATION
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                (in thousands, except for share and per share data)

                                               Year Ended December 31,
                                              -----------------------
                                                 2007        2006
                                               --------    --------
 Operating activities
 Net income                                    $ 17,373    $ 35,751
 Adjustments to reconcile net income to net
  cash provided by operations:
  Depreciation and amortization                   5,187       5,270
  (Gain) loss on sale of assets                    (474)        368
  Amortization of debt issuance costs               275         525
  Amortization of carrying value in excess of
   principal                                         --        (109)
  Non-cash stock-based compensation                 463         480
  Write off of debt issuance costs                   --         416
  Write off of carrying value in excess of
   principal related to the 9 1/4% senior
   subordinated notes                                --        (352)
  Provision (reversal) for losses on accounts
   receivable                                       202        (181)
  Excess tax benefit related to stock option
   exercises                                     (1,030)         --
  Deferred income taxes                           8,945     (15,743)
  Changes in operating assets and liabilities     5,770       2,381
                                               --------    --------
 Net cash provided by operating activities       36,711      28,806

 Investing activities
 Purchase of leasehold improvements and
  equipment                                      (4,517)     (2,162)
 Proceeds from the sale of assets                   165         213
 Acquisitions                                    (6,202)         --
 Decrease (increase) in restricted cash            (438)         --
 Contingent purchase payments                      (102)       (301)
                                               --------    --------
 Net cash used in investing activities          (11,094)     (2,250)

 Financing activities
 Proceeds from exercise of stock options            996         506
 Repurchase of common stock                     (22,119)    (20,010)
 Repurchase series D convertible redeemable
  preferred stock                                    --          (1)
 (Payments on) proceeds from senior credit
  facility                                       (2,900)     43,450
 Payments on long-term borrowings                  (130)       (383)
 Payments on joint venture borrowings                --        (758)
 Payments of debt issuance costs                    (73)       (737)
 Payments on capital leases                      (2,285)     (2,477)
 Tax benefit related to stock option exercise     1,030          --
 Repurchase 9 1/4% senior subordinated notes         --     (48,877)
                                               --------    --------
 Net cash used in financing activities          (25,481)    (29,287)

 Effect of exchange rate changes on cash and
  cash equivalents                                  272          12
                                               --------    --------

 Increase (decrease) in cash and cash
  equivalents                                       408      (2,719)
 Cash and cash equivalents at beginning of
  year                                            8,058      10,777
                                               --------    --------
 Cash and cash equivalents at end of year      $  8,466    $  8,058
                                               ========    ========

 Cash paid for:
  Interest                                     $  7,240    $  9,303
  Income taxes                                    1,145         572
 Supplemental disclosures of non-cash
  activity:
  Debt issued for capital lease obligations    $     30    $  3,631

                          STANDARD PARKING CORPORATION
                                FREE CASH FLOW
       (in thousands, except for share and per share data, unaudited)

                    Three Months Ended         Twelve Months Ended
                --------------------------  --------------------------
                December 31,  December 31,  December 31,  December 31,
                    2007          2006          2007          2006
                ------------  ------------  ------------  ------------
 Operating
  income              $9,467        $7,720       $35,532       $28,991
  Depreciation
   and amortiza-
   tion, net of
   gain (loss) on
   sale of assets      1,418         1,230         4,713         5,638
  Non-cash
   compensation           35            77           463           480
  Income tax
   paid                 (206)         (277)       (1,145)         (572)
  Minority
   interest              (88)          (65)         (446)         (376)
  Change in
   assets and
   liabilities         2,570           577         4,668         3,960
  Purchase of
   leaseholds
   and equipment
   and contingent
   earn-out
   payments           (1,328)       (1,217)       (4,454)       (2,250)
                ------------  ------------  ------------  ------------
 Operating cash
  flow               $11,868        $8,045       $39,331       $35,871
  Cash interest
   paid               (2,191)       (1,782)       (7,240)       (9,303)
                ------------  ------------  ------------  ------------
 Free cash flow
  (1)                 $9,677        $6,263       $32,091       $26,568
  Decrease
   (increase) in
   cash and cash
   equivalents        (1,646)          598          (408)        2,719
                ------------  ------------  ------------  ------------
 Free cash flow,
  net of change
  in cash             $8,031        $6,861       $31,683       $29,287

 (Uses)/Sources
  of cash:
  Proceeds from
  (Payments on)
  senior credit
  facility and
   9.25% Notes            $0        $8,050       ($2,900)      ($5,427)
  (Payments) on
   other
   borrowings           (567)         (898)       (2,415)       (3,618)
  (Payments) of
   debt issuance
   costs                 (38)           (5)          (73)         (737)
  Proceeds from
   exercise of
   stock options         148             5           996           506

  Tax benefit
   related to
   stock option
   exercises             (11)           --         1,030            --
  (Repurchase)
   of common
   stock              (7,123)      (14,013)      (22,119)      (20,010)
  (Repurchase)
   of series
   D preferred
   stock                  --            --            --            (1)

  (Payments) on
   acquisitions         (440)         --          (6,202)           --
                ------------  ------------  ------------  ------------
 Total (uses) of
  cash               ($8,031)      ($6,861)     ($31,683)     ($29,287)

 (1) Reconciliation of Free Cash Flow to Consolidated Statements of
     Cash Flow

                        Twelve Months    Nine Months    Three Months
                            Ended           Ended          Ended
                         December 31,   September 30,   December 31,
                             2007            2007           2007
                        -------------   -------------   ------------
 Net cash provided by
  operating activities        $36,711         $25,364        $11,347
 Net cash (used in)
  investing activities        (11,094)         (8,888)        (2,206)
 Acquisitions                   6,202           5,762            440
 Effect of exchange rate
  changes on cash
  and cash equivalents            272             176             96
                        -------------   -------------   ------------
 Free cash flow               $32,091         $22,414         $9,677

                        Twelve Months    Nine Months    Three Months
                            Ended           Ended          Ended
                         December 31,   September 30,   December 31,
                             2006            2006           2006
                        -------------   -------------   ------------
 Net cash provided by
  operating activities        $28,806         $21,279         $7,527

 Net cash (used in)
  investing activities         (2,250)         (1,033)        (1,217)
 Acquisitions                      --              --             --
 Effect of exchange rate
  changes on cash
  and cash equivalents             12              59            (47)
                        -------------   -------------   ------------
 Free cash flow               $26,568         $20,305         $6,263

                         STANDARD PARKING CORPORATION
                   APPENDIX: PRO FORMA EPS RECONCILIATION (1)
                   (all per share numbers are split adjusted)

     Year         Original Guidance (2)        Y-O-Y Growth
 -------------  -------------------------  --------------------
     2005                 $0.47       (3)
     2006                 $0.55       (3)          17%
     2007                 $0.75                    36%
     2008                 $0.95                    27%

     Year              Actual EPS              Y-O-Y Growth
 -------------  -------------------------  --------------------
     2005                 $0.42       (3)
     2006                 $0.61       (3)          45%
     2007                 $0.90                    48%

                     Pro Forma EPS
     Year          Actual/Guidance (4)         Y-O-Y Growth
 -------------  -------------------------  --------------------
     2005                 $0.47       (3)
     2006                 $0.64       (3)          36%
     2007                 $0.83                    30%
     2008                 $1.04                    25%

 (1) Significant fluctuations in the Company's effective tax rate, as well as several atypically large items, have impacted
     reported earnings per share over the past three years, some of which are expected to continue to affect 2008 earnings per share.
     This Appendix illustrates pro forma adjustments to earnings per share in order to give investors a better understanding of how the majority shareholder and Board of Directors view the
     Company's financial performance over this time period.
 (2) High end of original guidance range
 (3) Adjusted to reflect a 40% effective tax rate
 (4) Actual/Guidance EPS adjusted for the following:

     (a) Excludes amortization due to purchase accounting for
         acquisitions
     (b) Excludes prior year insurance loss reserve adjustments
     (c) Excludes non-cash long-term incentive stock compensation
     (d) Excludes reported impact from Hurricane Katrina

 Reconciliation of Pro Forma to
  Reported GAPP Results/Guidance
 -------------------------------
                                  2005      2006      2007      2008
                                --------  --------  --------  --------
 Reported EPS (split adjusted)    $0.70     $1.75     $0.90        --
 EPS Guidance (high end of
  guidance range)                    --        --        --     $0.95
 Pro forma impact of 40%
  effective tax rate (i)         ($0.28)   ($1.14)    $0.00     $0.00
                                --------  --------  --------  --------
 EPS Pro forma for tax            $0.42     $0.61     $0.90     $0.95

 Acquisition amortization (ii)    $0.00     $0.00     $0.01     $0.04
 Insurance estimate changes (iii) $0.00     $0.01    ($0.09)    $0.00
 Non-cash charge for Restricted
  Stock Unit grant (iv)           $0.00     $0.00     $0.00     $0.04
 Non-cash charge for other Long-
  Term Incentives (v)             $0.00     $0.00     $0.01     $0.01
 Hurricane Katrina (vi)           $0.05     $0.02     $0.00     $0.00
                                --------  --------  --------  --------
 Pro forma Actual/Guidance        $0.47     $0.64     $0.83     $1.04

 (i)   The Company's effective tax rate in 2005 and 2006 was
       significantly lower than in 2007 and expected 2008. This
       item adjusts 2005 and 2006 EPS to reflect a 40% effective tax rate.

 (ii)  Eliminates the after-tax non-cash charge for amortizing assets acquired from the following acquisitions:
    (a) D&E
    (b) Ameripark
    (c) Alliance Security
    (d) Downtown Parking
    (e) G.O. Parking

 (iii) Eliminates the after-tax effect of changes in insurance loss experience reserve estimates relating to prior years

 (iv)  Eliminates the after-tax non-cash charge related to the Board approved long-term restricted stock unit grant for senior
       management

 (v)   Eliminates the after-tax non-cash charge related to the 2007 long-term incentive plan

 (vi)  Eliminates the after-tax impact from Hurricane Katrina calculated as:
    (a) 2005 impact compares the third and fourth quarters of 2005 against the same quarters of 2004 (which were not impacted by the event)

    (b) 2006 impact compares the first and second quarters of 2006 against the same quarters of 2005 (which were not impacted by the event)

                        STANDARD PARKING CORPORATION
                               LOCATION COUNT

                        December 31, 2007    December 31, 2006
                        -----------------    ------------------
    Managed facilities              1,893                 1,733
    Leased facilities                 238                   245
                        -----------------    ------------------
    Total facilities                2,131                 1,978

CONTACT:  Standard Parking Corporation
          G. Marc Baumann, Executive Vice President and
           Chief Financial Officer
          (312) 274-2199
          mbaumann@standardparking.com